EXHIBIT 99.1

For Immediate Release

iPass Reports Strong Third Quarter 2003 Results
Revenues up 46%, Operating Income up 149% Over Third Quarter 2002

REDWOOD SHORES, Calif., October 16 /PRNewswire-FirstCall/ — iPass Inc. (Nasdaq: IPAS), a leading virtual network operator enabling secure enterprise connectivity services around the globe, today announced financial results for its third quarter ended September 30, 2003.

Revenues for the third quarter ended September 30, 2003 were $35.0 million, representing a 46% increase over revenues of $24.0 million for the same period last year and a 6% increase over revenues of $33.1 million for the quarter ended June 30, 2003. Operating income for the third quarter was $6.2 million, representing a 149% increase over operating income of $2.5 million for the same period last year, and a 9% increase over operating income of $5.6 million for the quarter ended June 30, 2003. Net income for the third quarter, which reflects a research and development tax credit of approximately $1.0 million, was $4.5 million, or $.07 per diluted share, based on approximately 64.5 million fully diluted shares outstanding, compared with $2.2 million, or $0.04 per diluted share, based on approximately 52.8 million fully diluted shares outstanding, for the same period last year. Net income increased 105% over the same period last year and 51% over the quarter ended June 30, 2003.

The company ended the quarter with $132.4 million in cash, cash equivalents and short-term investments and no debt. This total compares to a balance of $35.5 million at the end of the June quarter. During the quarter, this balance increased by $96.9 million due principally to the $102.7 million net proceeds from the company’s initial public offering in July, and partially offset by the complete debt repayment of $10.9 million. Strong positive cash flow from operations accounted for the remaining $5.1 million of the increase in the quarter.

“We are pleased to report continued strong revenues and record operating income growth. In fact, the September quarter was our sixth consecutive quarter of sequential revenue and operating income growth,” said iPass CEO Ken Denman. “Enterprise customers worldwide continue to select our software-enabled virtual network solution to provide secure connectivity to their increasingly mobile workforces. Our results this quarter reflect the strength and predictability of our usage-based business model.”

“During Q3, we were able to execute on strategic initiatives, such as adding several marquee users of our service, introducing Wi-Fi Roaming Services and continuing to increase our broadband footprint with the addition of several hundred locations including a number of key airports around the world. We took another important step in technology leadership with the roll out of our iPass Connect 3.0 software service interface.”

Business Highlights

Business highlights included:

•	The Company added several important domestic and international customers to its list of clients.

•	The Company reported that there were 415,000 distinct end users of its services in the month of September 2003. The number of distinct end users for June 2003, March 2003, December 2002 and September 2002 were 369,000, 341,000, 286,000 and 263,000, respectively.

•	iPass surpassed 2,500 Wi-Fi hotspots, and 1,000 Ethernet venues; bringing its total to 3,500 broadband access points in 24 countries.

•	iPass introduced the iPass Wi-Fi Roaming Services line for service providers such as wireless network services providers and carriers looking to create or enhance a Wi-Fi service. This new offering leverages the core technologies used to build the iPass virtual network for enterprise connectivity, including broadband roaming coverage that brings disparate Wi-Fi and Ethernet networks into a single broadband offering, as well as our centralized billing and reporting capabilities.

•	The Company announced Sprint PCS as its first customer for iPass Wi-Fi Roaming Services.

•	The Company rolled out iPass Connect 3.0, which is the new iPass software service interface designed to make Wi-Fi as easy to use as dial.

Guidance

The following statements are based on information we have available today, and the Company does not assume any duty to update these numbers at any time during the quarter or thereafter. These statements are forward-looking and actual results may differ materially.

For the quarter ended December 31, 2003, the company currently projects revenues in the range of $37.0-38.0 million. Fully diluted earnings per share are projected to be approximately $.06 for the quarter ended December 31, 2003.

For the full year ended December 31, 2004, iPass projects revenue in the range of $180-190 million.

Conference Call

iPass will host a public conference call to discuss the third quarter results and current business developments, and to provide guidance for the fourth quarter of 2003 and full year 2004 today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

This call is being webcast by CCBN, and can be accessed at iPass’s web site, through January 31, 2004, at: http://investor.ipass.com/phoenix.zhtml?c=91479&p=irol-Calendar.

A taped replay of this call will be available for one week following the call. The dial-in numbers for the replay are 888.286.8010 (U.S. and Canada) and 617.801.6888 (International). The ID number for the call is: 92182434.

The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About iPass Inc.

iPass Inc. (Nasdaq: IPAS) is a provider of software-enabled enterprise connectivity services permitting secure access to information and applications on corporate networks from approximately 150 countries around the world. Our virtual network is comprised of over 20,000 network access points, including coverage of over 2,500 Wi-Fi hotspots and 1,000 Ethernet enabled venues at business-oriented locations such as airports, hotels and conference centers worldwide. The award-winning iPassConnect™ service interface is designed to simplify the user connection experience and can be easily deployed across multiple computing devices and operating systems. iPass service offerings also give enhanced control over security policy and connectivity management to information technology departments at companies like General Motors, Dow Corning and Mellon Financial. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific. For more information visit www.ipass.com.

This press release contains forward-looking statements about events and circumstances that have not yet occurred. Statements containing words such as “will, “expects,” and “believes,” and other statements in the future tense are forward-looking statements. Actual outcomes and results may differ materially from the expectations contained in these statements due to a number of risks and uncertainties including volatility in the telecommunications and technology industries, rapidly emerging changes in the nature of markets served by the company, increased competition, long sales cycles and unpredictability of future quarters. Detailed information about potential factors that could affect iPass’ business, financial condition and results of operations is included in the Company’s Registration Statement on Form S-1, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov. The Company undertakes no responsibility to update the information in this press release if any forward-looking statement later turns out to be inaccurate.

iPass® is a registered trademark of iPass Inc.

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Revenues	$34,989	$24,007	$98,590	$65,424
Operating expenses:
Network access	7,424	5,784	21,769	16,807
Network operations	3,640	2,653	10,268	7,543
Research and development	2,531	1,955	7,154	4,850
Sales and marketing	10,548	8,192	30,389	23,803
General and administrative	3,602	2,279	9,774	7,047
Amortization of stock-based compensation	1,081	664	3,045	2,096

Total operating expenses	28,826	21,527	82,399	62,146

Operating income	6,163	2,480	16,191	3,278
Other income (expense), net	193	(181)	25	(470)

Income before income taxes	6,356	2,299	16,216	2,808
Provision for income taxes	1,895	125	6,493	145

Net income	$4,461	$2,174	$9,723	$2,663

Net income per share:
Basic	$0.08	$0.17	$0.19	$0.21
Diluted	$0.07	$0.04	$0.17	$0.05
Number of shares used in per share calculations:
Basic	56,320,096	12,687,616	51,657,956	12,553,043
Diluted	64,501,011	52,769,242	58,743,468	51,402,766

iPASS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2003	2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,938	$27,916
Short-term investments	93,499	—
Accounts receivable, net	19,114	14,227
Prepaid expenses and other current assets	4,310	1,379
Deferred income tax asset	10,352	10,155

Total current assets	166,213	53,677
Property and equipment, net	7,405	6,408
Other assets	1,229	1,213
Deferred income tax asset	7,874	14,144

Total assets	$182,721	$75,442

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,671	$6,979
Accrued liabilities	9,890	8,488
Current portion of loans payable	—	1,827
Line of credit	—	6,794

Total current liabilities	16,561	24,088
Loans payable, net of current portion	—	1,754

Total liabilities	16,561	25,842

Stockholders’ equity:
Convertible preferred stock	—	35
Common stock	60	16
Additional paid-in capital	228,627	119,268
Notes receivable from stockholders	(2,784)	(2,644)
Deferred stock-based compensation	(5,398)	(2,841)
Accumulated other comprehensive income	166	—
Accumulated deficit	(54,511)	(64,234)

Total stockholders’ equity	166,160	49,600

Total liabilities and stockholders’ equity	$182,721	$75,442

Contact

iPass Inc., Redwood Shores

Investors
Bryan R. Parker
Director of Finance & IR
650-232-4170
bparker@ipass.com

Media
John Sidline
Public Relations Manager
650-232-4112
jsidline@ipass.com